                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                             _________________________


                                      FORM 8-K


                                   CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF
                        THE SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported):  December 1, 1998


                            SANTA FE GAMING CORPORATION
                 (Exact Name of Registrant as Specified in Charter)


          NEVADA                       1-9481                   88-0304348
(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
     of Incorporation)                                      Identification No.)


        4949 NORTH RANCHO DRIVE
            LAS VEGAS, NEVADA                                    89130
(Address of Principal Executive Offices)                      (Zip Code)


 Registrant's telephone number, including area code:        (702) 658-4300


                                        NONE
           (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.   OTHER EVENTS.

     Pioneer Finance Corp. ("Pioneer"), a Nevada corporation and wholly owned subsidiary of Santa Fe Gaming Corporation (the "Company"), did not make principal or interest payments with respect to its $60.0 million principal amount of 13-1/2% First Mortgage Bonds due December 1, 1998 (the "Pioneer Notes"), on December 1, 1998, the maturity date of the Pioneer Notes. As previously reported by the Company, Pioneer received and accepted consents from holders of the Pioneer Notes representing approximately $45.8 million principal amount, or 77% of the principal amount outstanding, to, among other things, forbear until December 15, 2000 from exercising any rights and remedies under the Pioneer Notes, the indenture which governs the Pioneer Notes (the "Indenture"), the guaranty of the Pioneer Notes and the collateral documents with respect to any failure by Pioneer to pay principal and interest on the Pioneer Notes when due (the "Maturity Defaults") and any other defaults under the Pioneer Notes, the Indenture, the guaranty or the collateral documents arising as a direct consequence of the Maturity Defaults.

     Pursuant to the terms of the consents, Pioneer has repurchased from consenting noteholders an aggregate of approximately $5.0 million principal amount of Pioneer Notes, together with accrued and unpaid interest thereon. As a result, approximately $55.0 million principal amount of Pioneer Bonds is now outstanding together with accrued and unpaid interest thereon of approximately $3.7 million. Pioneer has agreed to file for relief under Chapter 11 of the United States Bankruptcy Code to seek confirmation of a plan to restructure the Pioneer Notes in accordance with the terms of the Exchange Offer contained in Pioneer's Offering Circular and Consent Solicitation Statement, dated October 23, 1998 (the "Offering Circular"), as supplemented by the Supplement (the "Supplement") dated November 14, 1998 to Offering Circular and Consent Solicitation Statement dated October 23, 1998. The Company filed copies of the Offering Circular and the Supplement in its Current Reports on Form 8-K dated October 23, 1998 and November 16, 1998, respectively.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SANTA FE GAMING CORPORATION



Date:  December 8, 1998            By:       /s/ Thomas K. Land
                                       -----------------------------
                                       Thomas K. Land
                                       Senior Vice President and
                                       Chief Financial Officer